SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CVB FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CVB FINANCIAL CORP.
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2007
TO OUR SHAREHOLDERS:
     The 2007 Annual Meeting of Shareholders of CVB Financial Corp. will be held at the Ontario Convention Center, 2000 Convention Center Way, Ontario, California 91764 on Wednesday, May 16, 2007, at 7:00 p.m. local time.
     At our meeting, we will ask you to act on the following matters:
     1. Election of Directors. Elect eight persons to the Board of Directors to serve. The following eight persons are the nominees:

George A. Borba	Christopher D. Myers
John A. Borba	James C. Seley
Robert M. Jacoby, C.P.A.	San E. Vaccaro
Ronald O. Kruse	D. Linn Wiley
     2. Ratification of Appointment of Independent Registered Public Accountants. Ratify the appointment of McGladrey & Pullen, LLP as independent registered public accountants for 2007.
     3. Other Business. Transact any other business which properly comes before the meeting.
     Our Bylaws provide for the nomination of directors in the following manner:
     “Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days notice of the meeting is given to shareholders such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.” Additional information

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regarding procedures for shareholders recommending nominees for directors is set forth under the heading “Consideration of Shareholder Nominees.”
     If you were a shareholder of record at the close of business on March 21, 2007, you may vote at the meeting or at any postponement or adjournment of the meeting.
IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors
/s/ Myrna Disanto
MYRNA DISANTO
Corporate Secretary

Dated: April 11, 2007

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PROXY STATEMENT FOR
CVB FINANCIAL CORP.
701 North Haven Avenue, Suite 350
Ontario, California 91764
(909) 980-4030
     This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Wednesday, May 16, 2007, beginning at 7:00 p.m., local time, at the Ontario Convention Center, 2000 Convention Center Way, Ontario, California 91764, and at any postponements or adjournments of the meeting. CVB Financial Corp. is also referred to as the “Company” in this proxy statement.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why Did You Send Me This Proxy Statement?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors is soliciting your vote at the 2007 Annual Meeting of Shareholders.
     This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
     We will begin sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about April 11, 2007 to all shareholders entitled to vote. The record date for those entitled to vote is March 21, 2007. On March 21, 2007, there were 83,537,214 shares of our common stock outstanding. Common stock is our only class of stock outstanding. We are also sending our Annual Report, including our Annual Report on Form 10-K, to shareholders for the year ended December 31, 2006 along with this proxy statement.
How Do I Vote By Proxy?
     Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.
     If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:
•	“FOR” the election of all eight nominees for director;

•	“FOR” ratification of the appointment of McGladrey & Pullen as our independent registered public accountants for 2007.

     If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.
How Many Votes Do I Have?
     Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his intention to vote his shares cumulatively. Cumulative voting allows you to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. The return of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.
May I Change My Vote After I Return My Proxy Card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp.’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How Do I Vote in Person?
     If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.
What Constitutes a Quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies which are marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.
What Vote Is Required for Each Proposal?
     The eight nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY TO VOTE” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee. Ratification of the appointment of our auditors requires the approval of a majority of the votes represented and voting at the meeting.

     If you hold your shares of common stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares, your broker or nominee may in its discretion, vote your shares “FOR” the election of directors and “FOR” ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accountants. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to stockholders for a vote, but as unvoted for purposes of determining the approval of the matter from which the stockholder abstains. Consequently, an abstention will have the same effect as a vote against a proposal.
What Are the Costs of Solicitation of Proxies?
     We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but CVB Financial Corp.’s directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies.
STOCK OWNERSHIP
Who Are the Largest Owners of CVB Financial Corp.’s Common Stock?
     The following table shows the beneficial ownership of common stock as of March 21, 2007 by those persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock based on information those persons have filed with the Securities and Exchange Commission on Schedule 13G. “Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within 60 days of March 21, 2007:

		Common Stock
		Beneficially Owned
		Number	Percent
Name	Address	of Shares	of Class
George A. Borba(1)	c/o Citizens Business Bank	11,537,116	13.81%
	701 N. Haven Avenue
	Ontario, CA 91764
John Vander Schaaf	c/o Citizens Business Bank	4,360,340	5.22%
	701 N. Haven Avenue
	Ontario, CA 91764

(1) Includes 107,020 shares Mr. Borba has the right to acquire within 60 days after March 21, 2007.

How Much Stock Do CVB Financial Corp.’s Directors and Officers Own?
     The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of March 21, 2007 by (i) our Chief Executive Officer and President; (ii) those serving as our executive officers in 2006 and 2007; (iii) each director, all of whom are also nominees for director and (iv) by all directors and executive officers as a group.

	Common Stock
	Beneficially Owned
	Number	Percent
Name	of Shares (1)	of Class (2)
George A. Borba (3)	11,537,116	13.81%
Chairman of the Board and Nominee
John A. Borba (3)	2,201,537	2.64%
Director and Nominee
Ronald O. Kruse (3)	1,883,275	2.25%
Director and Nominee
Robert M. Jacoby	7,012	*
Director and Nominee
Christopher D. Myers	55,000	*
President, Chief Executive Officer, Director and Nominee
James C. Seley (4)	329,637	*
Director and Nominee
San E. Vaccaro (5)	505,057	*
Director and Nominee
D. Linn Wiley (6)	806,207	*
Director and Nominee
Edward J. Biebrich, Jr. (7)	247,932	*
Executive Vice President and Chief Financial Officer
Jay W. Coleman (8)	365,539	*
Executive Vice President
Edward J. Mylett, Jr. (9)	14,058	*
Executive Vice President
R. Scott Racusin (10)	4,000	*
Former Executive Vice President
Current Directors and Executive Officers as a Group	17,956,370	21.50%
(12 persons) (11)

*	Less than 1%.

(1)	Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.

(2)	The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of March 21, 2007, plus the shares which the respective individual or group has the right to acquire within 60 days after March 21, 2007, by the exercise of stock options.

(3)	Includes 107,020 shares which each individual may acquire within 60 days after March 21, 2007, by the exercise of stock options.

(4)	Includes 268,945 shares which Mr. Seley may acquire within 60 days after March 21, 2007, by the exercise of stock options.

(5)	Includes 107,020 shares which Mr. Vaccaro can acquire within 60 days after March 21, 2007, by the exercise of stock options.

(6)	Includes 68,751 shares which Mr. Wiley may acquire within 60 days after March 21, 2007, by the exercise of stock options.

(7)	Includes 172,611 shares which Mr. Biebrich may acquire within 60 days after March 21, 2007, by the exercise of stock options.

(8)	Includes 25,566 shares which Mr. Coleman may acquire within 60 days after March 21, 2007, by the exercise of stock options.

(9)	Includes 13,508 shares which Mr. Mylett may acquire within 60 days after March 21, 2007, by the exercise of stock options.

(10)	Includes 2,750 shares which Mr. Racusin may acquire within 60 days after March 21, 2007, by the exercise of stock options.

(11)	Includes 980,211 shares which members of the group may acquire within 60 days after March 21, 2007, by the exercise of stock options.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board has adopted Corporate Governance Principles, which among other things, provide for:
•	At least a majority of independent directors;

•	Audit, compensation and nominating/corporate governance committees consisting solely of independent directors;

•	Periodic executive sessions of non-management directors;

•	An annual self-evaluation process for the Board and its committees;

•	Ethical conduct of directors;

•	Director access to officers and employees;

•	Director access to independent advisors;

•	Periodic review of a management succession plan; and

•	Methodology for reporting concerns to non-employee directors or the Audit Committee.
     A copy of our Corporate Governance Principles is available on our website at www.cbbank.com under the tab “Investor Relations” and then “Corporate Governance.”

Board Selection Process
     We have established a Nominating and Corporate Governance Committee. This committee assists the Board in director selection, as well as review and consideration of developments in corporate governance practices. This committee also recommends to the Board director nominees for each Board committee, and reviews director candidates submitted by shareholders. The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board and our goals for nominees to the Board, including nominees who are current Board members. The Nominating and Corporate Governance Committee has the authority to utilize third party providers, as appropriate, to assist it in fulfilling its Board selection function.
     In identifying and evaluating nominees for director, the goals of the Nominating and Corporate Governance Committee include maintaining a strong and experienced Board by continually assessing the Board’s business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock with a market value of at least $100,000) and time available for service. Other important factors the Nominating and Corporate Governance Committee will consider in evaluating nominees include current knowledge and contacts in CVB Financial Corp.’s industry and other industries relevant to CVB Financial Corp.’s business, ability to work together with other Board members and ability to commit adequate time to serve as a director.
     Messrs. George Borba, John Borba, Robert Jacoby, Ronald Kruse, James Seley, San Vaccaro, and D. Linn Wiley were elected at the 2006 Annual Meeting of Shareholders. Following the 2006 Annual Meeting of Shareholders, D. Linn Wiley retired as CVB Financial Corp.’s President and Chief Executive Officer, effective as of August 1, 2006. Mr. Christopher Myers was identified by an executive search firm and was subsequently appointed as our new President and Chief Executive Officer, effective as of August 1, 2006. On the same date, he became a member our Board of Directors.
Consideration of Shareholder Nominees
     The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors. In evaluating nominees, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Selection Process” that it uses for nominees which come to its attention from persons other than the Board of Directors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.
701 N. Haven Avenue, Suite 350
Ontario, California 91764
     Shareholders should include in such recommendation, (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder; (d) the name and residence address of the notifying shareholder; and (e) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVB Financial Corp. Board of Directors and will serve as a member of the CVB Financial Corp. Board if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors.
     In addition, our Bylaws permit shareholders to nominate directors for consideration at an annual meeting. For a description of the process, see the “Notice of 2007 Annual Meeting of Shareholders” included herein.
Executive Sessions
     Executive sessions of non-management directors are held at least three times a year. The person who presides at these meetings is chosen by the independent directors.
Attendance at Annual Meetings
     The Board encourages all of its members to attend the Annual Meeting of Shareholders. All of our then serving directors attended the 2006 Annual Meeting of Shareholders.
Communications with the Board
     Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board, may do so by writing to the following address to the attention of the Board or a committee of the Board at:

Board of Directors
CVB Financial Corp.
701 North Haven Avenue, Suite 350
Ontario, California 91764
     Confidential communications may be sent through the internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens.” All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the Chairman of the Board reasonably believes communication with the entire Board of Directors is not appropriate or necessary or the communication is intended only for a specific committee. Shareholders wishing to communicate solely with non-management directors, or confidentially, may do so by writing to the foregoing address at Confidential Corporate Solutions, and sending their communication to the attention of the Nominating and Corporate Governance Committee. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees. This log is available for inspection by the members of the Board of Directors.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
PROPOSAL 1
ELECTION OF DIRECTORS
     We have nominated eight directors for election at the annual meeting, which is the number fixed for the election of directors.
     We will nominate the persons named below, all of whom are present members of CVB Financial Corp.’s Board of Directors, for election to serve until the 2008 Annual Meeting of Shareholders and until their successors have been elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. With the exception of Mr. Wiley, each of these directors is “independent” within the meaning of the rules and regulations promulgated by the Nasdaq Stock Market and has been determined to be “independent” by our Nominating and Corporate Governance Committee. The Board will cast its votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board.
The Nominees
     The directors standing for reelection are:

			Year First
			Elected
	Principal Occupation		or Appointed
Name and Position	For Past Five Years	Age	a Director
George A. Borba (1)	Dairy Farmer, George	74	1981
Chairman of the Board	Borba & Son Dairy
John A. Borba (1)	Dairy Farmer, John Borba &	79	1981
Director	Sons
Robert M. Jacoby, C.P.A.	Certified Public Accountant	65	2005
Director
Ronald O. Kruse	Chairman, Kruse Investment	68	1981
Vice Chairman of the Board and Director	Co., Inc. and Feed Commodities, LLC
Christopher D. Myers	Former Chairman and Chief	45	2006
President, Chief Executive Officer and Director	Executive Officer of MellonFirst Business Bank
James C. Seley	Partner, Seley & Co.	65	1996
Director	(commodity merchant)
San E. Vaccaro	Attorney	74	1999
Director
D. Linn Wiley	President and Chief Executive Officer,	68	1991
Vice Chairman of the Board and Director	CVB Financial Corp. and Citizens
	Business Bank until August 1, 2006

(1)	George A. Borba and John A. Borba are brothers.

     Biographical information about all of our executive officers is contained under Item 1 of our Annual Report on Form 10-K, a copy of which is being mailed with this proxy statement and which is available on the Securities and Exchange Commission’s website at http://www.sec.gov.
The Board of Directors and Committees
     The Board of Directors oversees our business and affairs. The Board also has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee.
The Number of Meetings Attended
     During 2006, CVB Financial Corp.’s Board of Directors held 14 meetings, and the Board of Directors of Citizens Business Bank held 14 meetings. All of the directors of CVB Financial Corp. and Citizens Business Bank during 2006 attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which he served during 2006.
Audit Committee
     The Audit Committee of the Board is composed of Messrs. John Borba (Chairman), Robert Jacoby, Ronald Kruse, James Seley, and San Vaccaro. The Audit Committee operates under a written charter, adopted by the Board of Directors, which was attached as Appendix A to the proxy statement for our 2006 Annual Meeting of Shareholders. The Audit Committee is a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of the Nasdaq Stock Market.
     The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and its systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Board of Directors has determined that Mr. Vaccaro and Mr. Jacoby are “audit committee financial experts” within the meaning of the rules and regulations of the Securities and Exchange Commission.

     The Audit Committee has sole authority to appoint or replace the independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the independent auditors. Our independent auditors report directly to the Audit Committee. Among other things, the Audit Committee prepares the audit committee report for inclusion in the annual proxy statement, reviews and discusses with management and the independent auditor our independent certified audits; reviews and discusses with management and the independent auditor quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services; reviews significant findings by bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handle complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submission to it by our employees of concerns regarding questions to accounting or auditing matters. The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. The Audit Committee held 12 meetings during 2006, plus 4 special meetings for the purpose of reviewing Securities and Exchange Commission filings.
     The report of the Audit Committee is included below.
Audit Committee Report
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.
     The Audit Committee reports to the Board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of CVB Financial Corp. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).
     In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and McGladrey & Pullen, LLP, the independent auditors for CVB Financial Corp., regarding the audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     The Audit Committee also obtained from the independent auditors a formal written statement describing all relationships between CVB Financial Corp. and the auditors that bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent auditors any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence.
     Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
     Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Dated: March 21, 2007

THE AUDIT COMMITTEE

JOHN A. BORBA, Chairman
ROBERT M. JACOBY, C.P.A.
RONALD O. KRUSE
JAMES C. SELEY
SAN E. VACCARO
Nominating and Corporate Governance Committee
     The Board of Directors has a Nominating and Corporate Governance Committee consisting of Messrs. George Borba (Chairman), John Borba, Robert Jacoby, Ronald Kruse, James Seley, and San Vaccaro. Each of the members of the Nominating and Corporate Governance Committee is independent within the meanings of the rules and regulations of the Nasdaq Stock Market.
     As set forth above, the Nominating and Corporate Governance Committee:
•	assists the Board by identifying individuals qualified to become Board members;

•	recommends to the Board the director nominees for the next annual meeting;

•	recommends to the Board director nominees for each committee; and

•	develops and recommends a set of corporate governance principles applicable to CVB Financial Corp.
     Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern; recommend to the Board directors for each committee; and reviewing and reassessing the adequacy of its charter and its own performance on an annual basis. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the bylaws and reprinted in the Notice of Annual Meeting of Shareholders. The Charter of the Nominating and Corporate Governance Committee is available on our website at www.cbbank.com under the tab “Investor Relations” and then “Corporate Governance.” The Nominating and Corporate Governance Committee held one meeting during 2006.

Compensation Committee
     The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans. This committee is composed of Messrs. George Borba (Chairman), John Borba, Robert Jacoby, Ronald Kruse, James Seley, and San Vaccaro. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of the NASDAQ Stock Market. During the year, meetings are scheduled quarterly, but are held at other times as needed. During 2006, the Compensation Committee met 11 times. The meetings are set up by the Corporate Secretary in conjunction with the Chairman of the Compensation Committee. The Chief Executive Officer and the Chief Financial Officer provide input on the agendas.
     The Compensation Committee has a charter, which can be found on CVB Financial Corp.’s website, www.cbbank.com. This charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.
     The Compensation Committee has the responsibility for the total compensation of directors, our chief executive officer, chief financial officer, the other three most highly-compensated executive officers (with our chief executive officer and chief financial officer, the “named executive officers”), and all other officers and non-officers in CVB Financial Corp. The Compensation Committee has the authority to consult and retain internal and external advisors as needed.
     The Compensation Committee has, in the past, selected and worked with independent compensation consulting firms as appropriate to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. In 2003, the Compensation Committee commissioned a comprehensive salary survey for our senior managers and executive officers from the Semler Brossy Consulting Group. The salary survey reviewed the competitiveness of our branch managers’ and executive officers’ salaries, bonuses, benefits and employment agreement arrangements against a peer-group of similarly sized, high-performing regional commercial banking organizations in order to analyze pay and performance for the top executive group against similar performing banks. The Compensation Committee intends to continue to use outside consultants on a periodic basis to recommend the amount or form of executive or director compensation.
     The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so. Our Chief Executive Officer, Chief Financial Officer, and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

COMPENSATION DISCUSSION AND ANALYSIS
Objectives and Philosophy of Our Compensation Program
     We provide what we consider to be a comprehensive compensation package comprised of salary, an annual cash incentive plan, long-term equity compensation plan, profit sharing plan, deferred compensation program (for operation in 2007) and health and welfare benefits. We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as employee compensation at all other levels throughout our organization.
Our compensation is designed to achieve the following objectives:
•	Attract and retain talented and experienced executives;

•	Provide a base salary that is competitive in our industry;

•	Align the interest of our executives with those of our shareholders by having our cash-based incentive compensation based, in part, on increasing growth in shareholder value; and

•	Offer equity-based compensation that reflects the growth in our stock value and thus, in shareholder value.
     Our compensation program is designed to reward employees for meeting our corporate objectives. Our goal is to have a level of earnings growth and a return on equity consistent with enhancing shareholder value. These elements are at the core of our cash based bonus program.
     Our goal is to establish base salaries in the 75th percentile of the salary ranges in the marketplace. We participate annually in compensation surveys that establish industry and job compensation benchmarks. Each year we establish a pool for salary increases and award the percentage increases to each employee based on his or her job performance.
Methodologies for Establishing Compensation
     In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all of our executive officers. With respect to the compensation of all of our other named executive officers, the Compensation Committee meets outside the presence of all executive officers, other than, as requested, our Chief Executive Officer, and our Chief Financial Officer and Human Resources Director. The Compensation Committee reviews and approves any salary increases for all officers including the named executive officers in March and all non-officers in June, and responds to salary recommendations from our named executive officers for all officers (other than the named executive officers) and non-officers.

     With the input of our Human Resources Department, the Chief Executive Officer (other than with respect to his own compensation) and Human Resources Director make recommendations to the Compensation Committee regarding base salary levels, performance goals, bonuses and equity incentive awards for our named executive officers (other than our Chief Executive Officer). The Compensation Committee determines each element of compensation for the Chief Executive Officer. Each year, our Human Resources Director coordinates a written performance evaluation on every employee. These reviews are based on stated objectives for the employee and how the results of their performance compare with those objectives. The results of these evaluations, along with the recommended salary increase, are presented to the Compensation Committee for its review and approval.
     In January of each year, the Compensation Committee determines bonus payments under the prior year’s performance compensation plan, and in April of each year the Compensation Committee determines target amounts and performance criteria for the current year’s performance compensation plan. The Compensation Committee similarly determines equity incentive awards for each of the named executive officers, generally in June of even numbered years.

Summary of Components of Compensation
     The following table outlines our various compensation plans. We feel these compensation components are consistent with meeting our objectives. The allocation between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance.

Component	Characteristics	Purpose
Base Salary	Each executive officer is eligible for an annual increase in April based on performance. This is a fixed cash compensation.	To compensate our officers at a level that is competitive in the industry. This will help us attract and retain highly qualified executives.

Bonus	Paid so long as CVB Financial Corp. attains a stipulated return on equity. Individual executives have additional performance criteria based on their positions with CVB Financial Corp.	The bonus element serves to reward executives when CVB Financial Corp. meets its return on equity objective and when they meet and exceed the current year’s objectives, adding to shareholder value.

401(k) Profit Sharing	This has two components: (i) 401(k) to which CVB Financial Corp. places a fixed amount and the executive can add to it, (ii) the profit sharing is paid to all plan participants including named executive officers. Contributions are discretionary to the Compensation Committee and may be up to 5% of salary and bonus.	The 401(k) assists the executive in saving for retirement. The profit sharing portion allows the executive to share in the profits of CVB Financial Corp. and, since the money goes into a retirement plan, it also assists the executive in saving for retirement.

Restricted Stock	Awarded for our Chief Executive Officer as an inducement grant in connection with his employment.	Restricted stock allowed us to recruit our Chief Executive Officer and permits him to share in the long-term appreciation of CVB Financial Corp.’s stock with less dilution to our shareholders. This aligns the compensation of our Chief Executive Officer with the interests of our shareholders.

Stock Options	Awarded bi-annually in even numbered years to selected officers, including named executive officers, based on position and performance.	Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This aligns the compensation of the executive with the interests of the shareholder.

Deferred Compensation	Plan available to our Chief Executive Officer and other executive officers (commencing in 2007).	Allows for the tax deferral of compensation and growth of deferred amounts (including, in the case of our Chief Executive Officer only, a guaranteed rate of return of 6%).

Health and Welfare Benefits	These are the same benefits as offered to the total employee base; including medical, dental, vision, life and disability insurance. The named executive officers pay a portion of the costs in the same manner as all employees.	These benefits assist the employee in meeting the basic health and welfare needs of the executive and the executive’s family.
Base Salary
     It is our philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations and to guarantee the recipient a fixed amount. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. On an annual basis, we evaluate and adjust each executive’s base salary and incentive compensation, if appropriate, based on salary surveys, comparable salary information and other considerations. Each year we establish a pool for base salary increases and award the percentage increases to each employee based on his or her job performance. The base salary range is determined, in part, through our analysis of salary surveys from the California Bankers Association and the Salary Information Retrieval System survey prepared by Organization Resource Counselors, Inc. as well as our review of proxy statements for banks and bank holding companies in California. Although we look at a wide range of companies in evaluating our base salary ranges, we focus our analysis on banks and bank holding companies located in California between $1 and $10 billion in assets, with a goal of establishing base salaries in the 75th percentile of these institutions. Our human resources department gathers this information to analyze appropriate salary levels for our named executive officers as well as all of our other employees.
Annual Cash Bonuses
     We have a performance-based compensation plan for our executives — the Executive Incentive Plan. The Executive Incentive Plan is administered in conjunction with our discretionary performance compensation plan (collectively, the “Performance Compensation Plan”) which we adopt each year. The Performance Compensation Plan rewards executives for outstanding performance provided to CVB Financial Corp. In addition, by linking the executive’s overall compensation to established performance goals, we are able to hold the executives accountable for their individual performances and CVB Financial Corp.’s corporate financial performance. The Compensation Committee has the sole discretion to determine the standard or formula pursuant to which each participant’s bonus shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions, and limits of the Performance Compensation Plan and of any other written commitment authorized by the Compensation Committee. At the end of each calendar year, the Compensation Committee determines the amount of the Performance Compensation Plan awards and the extent to which performance bonuses are payable for such year. The Compensation Committee has the discretion to grant bonuses which have not been earned under the guidelines of the Performance Compensation Plan and/or adjust bonus allocations either upward or downward based on their judgment of an individual’s overall contribution to CVB Financial Corp.
     The performance bonuses granted under the Performance Compensation Plan are paid out in cash and the maximum performance bonus that may be paid to any single executive under the Performance Compensation Plan for any year is $1,750,000.
     Awards under our Performance Compensation Plan are based on the achievement of specific performance goals related to the following business criteria, as determined each year by the Compensation Committee. The categories from which the Compensation Committee chooses the performance goals for each year are set forth in the Executive Incentive Plan, and include: (i) deposit growth, (ii) total deposits, (iii) earnings growth, (iv) earnings per share, (v) efficiency ratio, (vi) investment services earnings, (vii) investment services revenue, (viii) loan growth, (ix) total loans, (x) net income, (xi) fee income, (xii) new trust assets, (xiii) new trust fees,

(xiv) nonperforming assets to assets ratio, (xv) return on assets, (xvi) return on equity, (xvii) trust earnings, (xiii) trust growth, and (xix) trust revenue.
     For 2006, bonus compensation was based on a minimum return on CVB Financial Corp.’s equity of 15%. If we did not achieve a minimum return on equity of 15%, no bonuses would have been paid under the Performance Compensation Plan. The other performance objectives and standards for all of our named executive officers under the Performance Compensation Plan (other than Mr. Myers, who did not participate in the Performance Compensation Plan in 2006, and Mr. Racusin), were based on earnings growth, deposit growth, loan growth (both business loans and total loans) and fee income. For Mr. Racusin, the individual performance objectives and standards were based on trust service earnings, investment service earnings, managed accounts and managed assets. For each of these individuals, the specific individual performance objectives received a weighting, all based on a 100% scale.
     Within each performance objective, we establish target business performance objectives at three different levels of percentage of base salary to determine the maximum amount of bonus the named executive officer is entitled to. Based on the weighting assigned to the particular business criteria, a fixed dollar amount of bonus is determined for each business performance objective. Once all the amounts are determined for each bonus performance objective, we calculate the total amount of the bonus under the Performance Compensation Plan.
     Mr. Wiley’s percentage levels of base salary were set at 75%, 100% and 150% of his base salary. Each of Messrs. Coleman, Biebrich, Mylett and Racusin’s levels were set at 25%, 50% and 75% of base salary. Accordingly, the maximum amount of bonus Mr. Wiley was entitled to earn under the Performance Compensation Plan was 150% of his base salary, and the maximum amount of bonus under the Performance Compensation Plan the other participating named executive officers were entitled to was 75% of their base salary. In order to adequately compensate Mr. Wiley, and to further incentivize him for pay for performance, his levels were set at higher percentages than the other named executive officers. Although Mr. Wiley ceased serving as our President and Chief Executive Officer in August, 2006, his compensation, including salary and bonus, was paid out through the entire year to reflect his continued contributions to the Company and to Mr. Myers between August and December, 2006.
     For 2006, return on equity received a 40% weighting factor for Messrs. Coleman, Biebrich, Mylett and Wiley and 20% weighting factor for Mr. Racusin. In addition, each of the other performance objectives (earnings growth, deposit growth, loan growth (both business loans and total loans) and fee income received a 10% weighting factor. Our actual return on equity did not exceed the highest levels for each of the named executive officers. It was at level 2, which is 50% of the base salary. Accordingly, for Messrs. Coleman, Biebrich, Mylett, and Racusin, the actual bonus amount they were entitled to receive based on our return on equity was determined by the following formula:

(Base Salary x 50%)	=	Actual $Bonus for Return on Equity
40%
     Mr. Wiley received a bonus for return on equity based on the same formula, except that his base salary was multiplied by 100% rather than 50%.

     After calculating the performance achieved in each of the other categories in the same manner as we calculate a bonus for return on equity, the total bonus for each of the named executive officers, other than Mr. Myers, was determined.
     Mr. Myers received a $350,000 bonus outside the terms of the Performance Compensation Plan in accordance with his employment contract along with a $150,000 signing bonus. The actual amount of the bonuses paid under our Performance Compensation Plan are set forth in the Summary Compensation Table.
Equity-Based Compensation
     We have a stock option compensation plan that provides long-term incentives for our named executive officers. We also issued a restricted stock grant to our Chief Executive Officer for the same purpose. We do not require any of our executive officers to own any minimum number of shares of our stock.
Stock Option Plan
     The 2000 Stock Option Plan aligns the interests of key employees, including the named executive officers, with those of our shareholders. We provide our named executive officers with an incentive to achieve superior performance by granting them long-term options to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant.
     The Compensation Committee administers the Stock Option Plan. The Compensation Committee has the authority to select the key employees eligible for the stock options and the number of options they will receive. The Compensation Committee does not utilize any performance goals in determining the number of options to be granted, nor do they consider the number of options previously granted to an executive officer. Rather, the members base the award of stock options on their own analysis of that employee’s contribution to CVB Financial Corp., including an assessment of the employee’s responsibilities, as well as the employee’s commitment to our future. The amount of compensation an optionee may receive pursuant to the option is based solely on an increase in the value of our common stock after the date of the grant or award.
     Options are generally awarded every two years in even numbered years at the June Compensation Committee meeting. On occasion, we may need to issue options on a date other than the normal date. This may be done in conjunction with the hiring of an individual or as a special incentive. On each occasion, the Compensation Committee approves these awards. The exercise price for options is always the closing market price as of the close of business on the day of the grant pursuant to the provisions of our 2000 Stock Option Plan.
Restricted Stock
     We have awarded restricted stock only to our Chief Executive Officer as part of an inducement grant and in connection with his initial employment with us. We chose restricted stock in order to recruit our Chief Executive Officer and to allow him to share in the long-term appreciation of our stock value with less dilution to our shareholders. The restricted stock grant was also consistent with the restricted stock grant we made to Mr. Wiley in connection with his initial employment as our Chief Executive Officer in 1991. The grant date of the restricted stock was the date of Mr. Myers’ commencement of employment with us.
Retirement Plans
401(k) Profit Sharing Plan
     The CVB Financial Corp. 401(k) Profit Sharing Plan primarily provides retirement benefits to all eligible employees, including our named executive officers. It also has death and disability features.
     For Profit Sharing, employees become eligible upon completing at least one year of service and 1,000 hours of employment. Annual contributions are made solely by CVB Financial Corp. These contributions are entirely discretionary, and are approved by the Board of Directors based on CVB Financial Corp.’s earnings and return on equity. For 2006, CVB Financial Corp. contributed $1.6 million or 5% of total eligible employee base salary and bonus to the Profit Sharing Plan. We allocate contributions proportionately to the accounts of plan participants based on their base salaries and bonus. Plan participants become fully vested in these amounts upon reaching six years of service. Of this amount, $48,938 was allocated to the accounts of the named executive officers.
     All of our employees also receive a Qualified Non-Elective Contribution to the 401(k) portion of the plan, which is immediately vested. Annual contributions are made solely by CVB Financial Corp. These contributions are guaranteed to eligible 401(k) participants. For 2006, CVB Financial Corp. contributed $1.1 million or 3% of total eligible employee base salary and bonus to the Qualified Non-Elective Contribution. Of this amount, $32,775 was contributed to the accounts of the named executive officers. We allocate contributions proportionately to the accounts of plan participants based on their base salaries and bonus.
Deferred Compensation Program
     In conjunction with the hiring of our Chief Executive Officer, we adopted a deferred compensation plan for his benefit. He will be eligible to participate in the deferred compensation program in 2007. The Compensation Committee has the discretion to contribute amounts to Mr. Myers’ deferred compensation plan and has guaranteed him a fixed rate of return of 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2% less 6%. In 2007, we also adopted a broader based deferred compensation program for certain other employees, including the named executive officers and our directors. There is no guaranteed rate of earnings on this broader deferred compensation program.
Health and Welfare Benefits
     Medical benefits are an important part of compensation. We offer our employees a full range of medical, dental, vision, life and long-term disability coverage. All employees, including our named executive officers, pay approximately 25% of the costs, while we pay the remaining 75%.

Change in Control Agreements
     To ensure the continuity of management in the event of a change in control, each of our current executive officers has entered into a severance compensation agreement with change in control features or, in the case of our Chief Executive Officer, has change in control features incorporated into his existing employment agreement. To receive benefits under the change in control provisions, there must be a change in control of CVB Financial Corp. or Citizens Business Bank, and the employment of the executive’s employment must terminate (whether by the successor corporation or by the employee himself) within one year of the occurrence of that change in control. This trigger helps ensure successful integration in a change in control and allows the executive officer to be compensated if either the successor company or the executive himself believes continuing on with a successor following a change in control is not in his best interest. Additionally, all outstanding unvested stock options or restricted stock would accelerate upon the occurrence of a change in control.
Tax Deductibility and Executive Compensation
     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our named executive officers to $1 million per individual, unless certain requirements are met which establish that compensation as performance based. The Compensation Committee has considered the impact of this tax code provision, and attempts to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to us by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).
     The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation programs. Stock options granted under our 2000 Stock Option Plan and amounts paid pursuant to our Performance Compensation Plan are designed generally to satisfy the deductibility requirements of Section 162(m).
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee
George Borba (Chair)
John Borba
Robert Jacoby
Ronald Kruse
James Seley
San Vaccaro

Summary of Compensation
     The following table sets forth all compensation awarded to, earned by or paid for services released by our named executive officers for the fiscal year ended December 31, 2006.
Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in Pension
							Value and
							Nonqualified
				Stock	Option	Non-Equity Incentive	Deferred	All Othe
		Salary		Awards ($)	Awards ($)	Plan Compensation	Compensation	Compensation ($)	Total
Name and Principal Position	Year	($)	Bonus ($)	(1)	(2)	($)	Earnings ($)	(3)	($)
Christopher D. Myers	2006	200,000	500,000	59,667	22,388	—	—	52,195	834,250
President and CEO of the Company and Citizens Business Bank (4)

Edward J. Biebrich	2006	259,615	—	—	67,639	106,000	—	32,399	465,653
EVP — CFO of the Company and Citizens Business Bank

Jay W. Coleman	2006	259,615	—	—	67,639	106,000	—	35,754	469,008
EVP of the Sales Division

Edward J. Mylett	2006	228,615	—	—	37,429	98,000	—	41,489	405,533
EVP — Senior Credit Officer of Citizens Business Bank

R. Scott Racusin	2006	197,308	—	—	19,968	90,000	—	26,870	334,146
Former EVP of the Financial Advisory Service Group of Citizens Business Bank

D. Linn Wiley	2006	554,231	—	—	237,199	466,125	—	37,750	1,295,305
Former President and CEO of the Company and Citizens Business Bank (5)

(1)	Mr. Myers was granted a restricted stock award of 55,000 shares of CVB Financial Corp.’s common stock, vesting at the rate of 20% per year over the next five years. The amount in column (e) reflects the amount reported in CVB Financial Corp.’s financial statements for the fiscal year ended December 31, 2006, in accordance with FAS 123(R).

(2)	The amounts in column (f) represent the amounts reported in CVB Financial Corp.’s financial statements for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). These amounts include awards granted in 2006 and prior years. The assumptions for these amounts are included in footnote number 15 of CVB Financial Corp.’s audited financial statements included in CVB Financial Corp.’s Annual Report on Form 10-K.

(3)	The amounts shown in column (i) reflect the following for each of the executives:
(a)	Mr. Myers’ other compensation represents $48,593 for country club membership and dues, $1,984 for health benefits, and $1,618 for the personal use of a company car.

(b)	Mr. Biebrich’s other compensation represents $8,008 for health benefits, $17,600 for profit sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, and $6,791 for the personal use of a company car.

(c)	Mr. Coleman’s other compensation represents $5,318 for country club dues, $1,322 for his spouse’s attendance at a banking conference, $8,008 for health benefits, $17,600 for profit sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, and $3,506 for the personal use of a company car.

(d)	Mr. Mylett’s other compensation represents $8,460 for country club dues, $8,003 for health benefits, $17,600 for profit sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, and $7,426 for the personal use of a company car.

(e)	Mr. Racusin’s other compensation represents $4,220 for country club dues, $3,825 for health benefits, $11,313 for profit sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, and $7,511 for the personal use of a company car. Mr. Racusin’s employment with us terminated on February 13, 2007.

(f)	Mr. Wiley’s other compensation represents $8,333 for country club dues, $8,016 for health benefits, $17,600 for profit sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, and $3,801 for the personal use of a company car.
(4)	Mr. Myers became a director and the President and Chief Executive Officer of CVB Financial Corp. on August 1, 2006 with the retirement of Mr. Wiley.

(5)	Mr. Wiley was the President and Chief Executive Officer of CVB Financial Corp. until his retirement on August 1, 2006. He continued to receive his salary through the end of 2006, along with his bonus, and he remains a director of CVB Financial Corp. and Vice Chairman of the Board.
Grants of Plan-Based Awards
     The following table illustrates the grants of plan-based awards during 2006, as adjusted for our 10% stock dividend effected in January 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other
								stock			Grant
								Awards:			Date
								Number	All Other		Fair Value of
								of	Option	Exercise	Stock
								Shares	Awards:	or Base	and
								of Stock	Number of	Price of	Option
					Estimated Future Payouts Under			or Units	Securities	Option	Awards
		Estimated Possible Payouts Under			Equity Incentive			(#)	Underlying	Awards	($)
		Non-Equity Incentive Plan Awards			Plan Awards			(1)	Options (#)	($/Sh)	(3)
				Maximum
	Grant	Threshold	Target	($)	Threshold	Target	Maximum
Name	Date	($)	($)	(2)	(#)	(#)	($)
Christopher D. Myers	8/1/2006	—	—	—	—	—	—	55,000	55,000	$13.02	995,995
Edward J. Biebrich	6/21/2006	—	—	198,750	—	—	—	—	22,000	$14.04	125,490
Jay W. Coleman	6/21/2006	—	—	198,750	—	—	—	—	22,000	$14.04	125,490
Edward J. Mylett	3/15/2006	—	—	183,750	—	—	—	—	22,000	$15.45	138,650
R. Scott Racusin	6/21/2006	—	—	150,000	—	—	—	—	11,000	$14.04	62,745
D. Linn Wiley	8/16/2006	—	—	847,500	—	—	—	—	27,500	$13.47	145,528

(1)	Mr. Myers received a restricted stock grant of 55,000 shares adjusted as part of his compensation package upon joining us in August 2006.

(2)	Represents the maximum amount which could be earned under CVB Financial Corp.’s annual cash based Performance Compensation Plan, as described in Compensation Discussion and Analysis. Actual amounts earned under the Performance Compensation Plan for work performed in 2006 but paid in 2007 are set forth in the Summary Compensation Table.

(3)	Stock options are awarded bi-annually in June. Messrs. Biebrich, Coleman and Racusin received these in accordance with the practice of CVB Financial Corp. Mr. Mylett received his options upon his appointment as Senior Credit Officer. Mr. Wiley received his options on August 16, 2006 and Mr. Myers received his options on August 1, 2006. The amount in column (i) was determined in accordance with FAS 123(R) for the fiscal year ended December 31, 2006.

Discussion of Summary Compensation and Plan-Based Awards Tables
     Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.
Employment Agreement
     On June 1, 2006, we and Citizens Business Bank entered into an employment agreement with Christopher D. Myers, to serve as the President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank, effective as of August 1, 2006. The agreement provides for a three-year employment term. During the employment term, the agreement provides for, among other things, (a) a base salary of $500,000 per year; (b) a one-time hiring bonus of $150,000; (c) the grant of a restricted stock award of 55,000 shares of CVB Financial Corp.’s common stock vesting in equal installments over a five-year period pursuant to a restricted stock agreement (the “Stock Agreement”); (d) the grant of a stock option to purchase 55,000 shares of CVB Financial Corp.’s common stock under our Stock Option Plan; (e) guaranteed minimum bonus compensation for 2006 of $350,000, and for the remaining two years of the term, a bonus consistent with Citizens Business Bank’s applicable executive incentive compensation program, based upon Mr. Myers’ performance and accomplishment of business and financial goals during the complete fiscal year and the overall financial performance of Citizens Business Bank; (f) participation in a deferred compensation program to be created for Mr. Myers’ benefit; (g) eligibility to participate in group benefit plans and programs of CVB Financial Corp.; (h) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with his use of a Bank-provided automobile; (i) reimbursement for the reasonable cost of one country club membership and an additional country club membership at the discretion of Citizens Business Bank; and (j) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with the performance of his duties as President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank.
     Mr. Myers restricted stock grant was made on August 1, 2006 in connection with his employment agreement. The restricted stock grant of 55,000 shares vests in five equal installments on each anniversary of the date of grant, such that on August 1, 2011, the entire grant will be vested. Dividends are paid on Mr. Myers’ restricted stock at the same rate as dividends declared on all other shares of our common stock. In the event of a change in control of us or Citizens Business Bank, all the vesting restrictions lapse. The Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the stock grant.
2000 Stock Option Plan
     As set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table, certain of our named executive officers received options under our 2000 Stock Option Plan. The following is a description of our 2000 Stock Option Plan.

     The 2000 Option Plan authorizes the granting of stock options to employees, non-employee directors, consultants and other independent contractors of us and our subsidiary companies, including Citizens Business Bank. In the event we acquire another company by merger or otherwise, the Board of Directors or Compensation Committee may authorize the issuance of options to individuals performing service for the acquired entity in substitution of options previously granted to those individuals in connection with their performance and service to the acquired entity.
     Each option is at a purchase price not less than 100% of the fair market value of CVB Financial Corp. Common Stock at the time the option is granted. The Board of Directors or Compensation Committee may accelerate the exercisability of all or any portion of an option at any time.
     Except to the extent the terms of an option require its prior termination, each option shall terminate on the earliest to occur of (i) ten (10) years from the date on which the option is granted (in the case of incentive stock options) or five (5) years in the case of an incentive stock option granted to a holder of 10% or more of our common stock; or (ii) no less than ninety (90) days and no more than 60 months, unless such severance is a result of death, disability or retirement, in which case the option shall terminate one year from the date of such death, disability or retirement.
     If we terminate someone for cause, the option shall immediately terminate unless the Board of Directors provides that the option may be exercisable after the date of termination, but in no case may the option be exercised for more than 30 days after such termination. If someone dies or becomes disabled while holding a stock option, the stock option may be exercised by the legal representative of the optionee or the optionee himself, as the case may be, for a period of 12 months from the date of death, but no later than the expiration of the option.
     Any option held by an optionee who retires in accordance with the terms of the 2000 Option Plan, may exercise the option for a period of 12 months (or such other period as the Board of Directors shall specify) from the date of such retirement, but not later than the expiration of the stated term of the option, if earlier.
     If an optionee’s employment terminates for any reason other than death, disability, retirement or cause, the optionee may exercise the option, to the extent it was exercisable at the time of termination, for 90 days, or such other period not to exceed 60 months, as the Board of Directors or Compensation Committee shall determine from the date of termination, but not later than the stated term of the option.
     In the event of a dissolution or liquidation of CVB Financial Corp. or a merger with CVB Financial Corp., or a sale of all or substantially all of the assets of CVB Financial Corp., the Board will notify each optionee and each optionee will have the right to exercise all of his or her options, regardless of their vesting schedule. Upon the occurrence of the merger, dissolution or sale, the 2000 Option Plan and any option or portion thereof not exercised will terminate unless the 2000 Option Plan and the options thereunder are assumed by the surviving corporation or new options in the successor corporation are substituted for the CVB Financial Corp. options.

Outstanding Equity Awards
     The following table lists the outstanding equity awards at December 31, 2006. All of the awards have been adjusted for the stock dividends and stock splits declared by CVB Financial Corp. since the grant date. All of the options listed vest at a rate of 20% per year and expire ten years from the date of grant.
Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards						Stock Awards
										Equity
									Equity	Incentive Plan
				Equity Incentive					Incentive	Awards:
				Plan Awards:					Plan Awards:	Market or
				Number of					Number of	Payout Value
	Number of	Number of		Securities			Number of	Market Value	Unearned	of Unearned
	Securities	Securities		Underlying			Shares or	of Shares or	Shares,	Shares, Units
	Underlying	Underlying		Unexercised			Units of	Units of	Units or	or Other
	Unexercised	Unexercised		Unearned	Option	Option	Stock That	Stock That	Other Rights	Rights That
	Options (#)	Options (#)		Options	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exercisable	Unexercisable		(#)	Price	Date	Vested	Vested	Not Vested	Vested
Christopher D. Myers	—	—		—	—	—	55,000 (1)	$723,000	—	—
	—	55,000	(2)	—	$13.02	8/1/2016	—	—	—	—
Edward J. Biebrich	134,045	—		—	$5.65	2/2/2008	—	—	—	—
	16,250	—		—	$4.80	6/21/2010	—	—	—	—
	47,266	11,817	(3)	—	$8.45	6/19/2012	—	—	—	—
	13,752	20,623	(4)	—	$12.15	3/17/2014	—	—	—	—
	—	22,000	(5)	—	$14.04	6/21/2016	—	—	—	—
Jay W. Coleman	11,816	11,817	(3)	—	$8.45	6/19/2012	—	—	—	—
	6,877	20,623	(4)	—	$12.15	3/17/2014	—	—	—	—
	—	22,000	(5)	—	$14.04	6/21/2016	—	—	—	—
Edward J. Mylett	5,672	3,782	(6)	—	$10.13	8/1/2013	—	—	—	—
	2,063	3,094	(7)	—	$12.45	6/16/2014	—	—	—	—
	1,375	5,500	(8)	—	$14.51	8/17/2015	—	—	—	—
	—	22,000	(5)	—	$15.45	3/15/2016	—	—	—	—
R. Scott Racusin	2,750	11,000	(9)	—	$13.60	5/16/2015	—	—	—	—
	—	11,000	(9)	—	$14.04	6/21/2016	—	—	—	—
D. Linn Wiley	68,751			—	$12.15	3/17/2014	—	—	—	—
	—	27,500	(10)	—	$13.47	8/16/2016	—	—	—	—

(1)	One-fifth of the unvested shares vests on each of August 1, 2007, 2008, 2009, 2010 and 2011.

(2)	One-fifth of the unvested options vests on each of August 1, 2007, 2008, 2009, 2010 and 2011.

(3)	These unvested options vest on June 19, 2007.

(4)	One-third of the unvested options vests on each of March 17, 2007, 2008 and 2009.

(5)	One-fifth of the unvested options vests on each of June 21, 2007, 2008, 2009, 2010 and 2011.

(6)	One-half of the unvested options vests on each of August 1, 2007 and 2008.

(7)	One-third of the unvested options vests on each of June 16, 2007, 2008 and 2009.

(8)	One-fourth of the unvested options vests on each of August 17, 2007, 2008, 2009 and 2010.

(9)	All of these were cancelled due to Mr. Racusin’s resignation.

(10)	One-fifth of the unvested options vests on each of August 16, 2007, 2008, 2009, 2010 and 2011.

Deferred Compensation
     In connection with the hiring of Mr. Myers as our President and Chief Executive Officer, we adopted a deferred compensation plan for his benefit that became effective on January 1, 2007. Under the deferred compensation plan, Mr. Myers may defer up to 75% of his base salary and up to 100% of his bonus for each calendar year in which the plan is effective. CVB Financial Corp. has the discretion to make additional contributions to the plan for the benefit of Mr. Myers.
     Interest shall be credited to Mr. Myers’ account balance at a fixed rate of at least 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2% less 6%. The Compensation Committee has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers’ deferrals. The amount to be credited to Mr. Myers’ account balance is determined assuming Mr. Myers’ account balance had been hypothetically allocated among the measurement funds.
     Mr. Myers may elect to receive scheduled distributions from the plan at his discretion. In addition, Mr. Myers may elect to receive all or part of his plan balance following retirement in one lump sum or in annual installments for a period of up to 15 years.
     As discussed under Compensation Discussion and Analysis, in February 2007, we also adopted a deferred compensation plan for the benefit of our other named executive officers and certain other executives and employees. This plan does not provide for a guaranteed yield or return.
Director Compensation
     CVB Financial Corp. uses a combination of cash, stock-based compensation, and health and welfare benefits to attract and retain qualified individuals to serve as directors. Each director is expected to own $100,000 in company stock within six months of becoming a director as a minimum ownership position.
     Only non-employee directors are entitled to receive monthly cash compensation for serving on the Board. Each Director receives $3,622 per month for a total of $43,464. Our Vice Chairmen receive $7,244 monthly or $86,928 for the year. Our Chairman receives $10,350 per month, totaling $124,200 for the year. The Board holds monthly meetings of the Board and its Committees, and also meets in various committees on other occasions. Our Chairman and Vice Chairmen meet weekly with our President and CEO, forming the Executive Committee of the Board.
     CVB Financial Corp. awards stock options to Board members every two years in conjunction with those awarded to our executive officers. These are awarded on a discretionary basis. In 2006, each non-employee director received 25,000 stock options. These options vest at 20% per year over a five-year period with a maturity of ten years.
     The members of the Board participate in the health and welfare benefits at the same level and extent as the employees of CVB Financial Corp. These benefits include medical, dental,

vision, long-term disability and life insurance. The directors pay the same amount for insurance as employees of a similar age and dependency status.
     The following table summarizes the compensation paid to our non-employee directors during 2006. Compensation paid to Mr. Wiley and Mr. Myers is set forth in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in Pension
					Value and
			Option	Non-Equity	Nonqualified	All Other
	Fees Earned	Stock	Awards	Incentive Plan	Deferred	Compensation
	or Paid in	Awards	($)	Compensation	Compensation	($)	Total
Name	Cash ($)	($)	(1)	($)	Earnings ($)	(4)	($)
George Borba (2)	124,200	—	51,222	—	—	9,124	184,546
Ronald O. Kruse (3)	86,928	—	51,222	—	—	7,857	146,007
John A. Borba	43,464	—	51,222	—	—	9,136	103,822
Robert M. Jacoby	43,464	—	15,892	—	—	9,137	68,493
James C. Seley	43,464	—	51,222	—	—	7,857	102,543
San E. Vaccaro	43,464	—	51,222	—	—	7,857	102,543

(1)	The amounts in column (d) represent the amounts reported in CVB Financial Corp.’s financial statements for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). These amounts include amounts from awards granted in 2006 and prior years. The assumptions for these amounts are included in footnote number 15 of CVB Financial Corp.’s audited financial statements included in CVB Financial Corp.’s Annual Report on Form 10-K.

(2)	Mr. Borba is Chairman of the Board and of the Executive, Compensation, and Nominating and Corporate Governance Committees.

(3)	Mr. Kruse is Vice Chairman of the Board.

(4)	Other compensation is comprised of the following:
(a)	Mr. George Borba’s other compensation represents $1,267 for his spouse’s attendance at a banking conference and $7,857 for health benefits.

(b)	Mr. Kruse’s other compensation represents $7,857 for health benefits.

(c)	Mr. John Borba’s other compensation represents $7,857 for health benefits and $1,280 for his spouse’s attendance at a banking conference.

(d)	Mr. Jacoby’s other compensation represents $7,857 for health benefits and $1,280 for his spouse’s attendance at a banking conference.

(e)	Mr. Seley’s other compensation represents $7,857 for health benefits.

(f)	Mr. Vaccaro’s other compensation represents $7,857 for health benefits.
At December 31, 2006, our non-employee directors held options to purchase our common stock in the following amounts:
Mr. G. Borba, 151,708 options; Mr. J. Borba, 151,708 options, Mr. Kruse, 151,708 options, Mr. Jacoby, 27,500 options, Mr. Seley, 313,633 options, Mr. Vacarro, 151,708 options; and Mr. Wiley, 96,251 options.

Potential Payments Upon Termination or Change of Control
     On March 15, 2006, the Compensation Committee approved new Severance Compensation Agreements for each of the named executive officers, other than Mr. Myers whose employment agreement provides for termination payments in the event of a change in control. Under Mr. Myers’ employment agreement, if he is terminated for cause, he will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a change in control as defined in the agreement), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) a one-time lump sum payment equal to two times of his then current annual base salary. The payments will be paid in equal installments on Citizens Business Bank’s normal payroll dates over a 24-month period, subject to acceleration into one lump sum to extent required by Section 409A of the Internal Revenue Code.
     If Mr. Myers’ terminates his employment or his employment is terminated during the year following a change in control of us or Citizens Business Bank for any reason (including resignation for any reason within one year of a change in control), Mr. Myers would be entitled to receive an amount equal to two times his annual base salary for the last calendar year immediately preceding the change in control plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control.
     If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under Citizens Business Bank’s insurance plans and his base salary for 12 months. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates.
     If Mr. Myers’ employment is terminated by death or for cause, he is entitled to receive his salary earned through the date of termination plus his accrued vacation pay. In connection with his death, Citizens Business Bank will make the payment in one lump-sum.
     The receipt by Mr. Myers of payments in connection with his termination without cause, or upon disability or death, or in connection with a change in control is conditioned upon execution of a release in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Myers has agreed in his employment agreement not to solicit any customers or fellow employees for a period of one year following his termination of employment.
     For our other named executive officers, if they terminate their employment or their employment is terminated during the year following a change in control for any reason (including resignation within one year of a change in control), the executive will receive an amount equal to twice the executive’s annual base compensation plus two times the average of the last two years’ bonuses paid to the executive for the last calendar year immediately preceding the change in control. This amount will be paid as determined by the executive up to a 15-year period of time commencing six months after the effective date of termination of the executive’s employment.

     The Compensation Committee feels these change of control agreements are important for its executives. By means of these agreements, CVB Financial Corp. feels that an executive would remain in place to assist an acquirer through the term of the merger. In addition, it assists an executive who may be displaced because of the merger.
     The table below herein reflects the amount of compensation awarded to each of the named executive officers in the event of termination of such executive’s employment under the circumstances described below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation. We have included below information for Mr. Racusin, whose employment with us terminated on February 13, 2007, and Mr. Wiley, whose employment with us terminated on August 1, 2006. As of January 1, 2007, Mr. Wiley will no longer be entitled to receive a change in control payment in the event of a change in control of CVB Financial Corp. or Citizens Business Bank.
Payments Made Upon Termination
     Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:
•	any incentive compensation earned during the year;

•	amounts contributed under the 401(k) Profit Sharing Plan and any deferred compensation plan; and

•	unused vacation pay.
Payments Made Upon Retirement
     In the event of the retirement of a named executive officer, in addition to the other items identified above; under “Payments Made Upon Termination” the named executive officer will receive no other benefits.
Payments Made Upon Death or Disability
     In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Potential Payments Upon Termination of Employment

(a)	(b)	(c)	(d)	(e)	(f)	(g)
					Acceleration of
	Cash Severance				Vested Options
	Arrangements/		Insurance		(unamortized	Total
	Compensation		Death	Vested	expense as of	Termination
	($)	Accrued	Benefits	Options	12/31/06)	Benefits
Name	(1)	Vacation ($)	($)	($)	($)	($)

Christopher D. Myers
Voluntary Termination or Retirement		7,692		—		7,692
Involuntary Termination (other than For Cause)	400,000	7,692		—		407,692
Involuntary Termination ( For Cause)		7,692		—
Termination in Connection with Change in Control	900,000	7,692			79,200	986,892
Death		7,692	100,000	—		107,692
Disability	80,000	7,692		—		87,692
Edward J. Biebrich
Voluntary Termination or Retirement		3,058		1,653,749		1,656,807
Involuntary Termination (other than For Cause)		3,058		1,653,749		1,656,807
Involuntary Termination ( For Cause)		3,058		1,653,749		1,656,807
Termination in Connection with Change in Control	766,105	3,058		1,653,749	127,901	2,550,812
Death		3,058	100,000	1,653,749		1,756,807
Disability		3,058		1,653,749		1,656,807
Jay W. Coleman
Voluntary Termination or Retirement		2,038		86,902		88,940
Involuntary Termination (other than For Cause)		2,038		86,902		88,940
Involuntary Termination ( For Cause)		2,038		86,902		88,940
Termination in Connection with Change in Control	761,105	2,038		86,902	127,901	977,946
Death		2,038	100,000	86,902		188,940
Disability		2,038		86,902		88,940
Edward J. Mylett
Voluntary Termination or Retirement		9,423		28,635		38,058
Involuntary Termination (other than For Cause)		9,423		28,635		38,058
Involuntary Termination ( For Cause)		9,423		28,635		38,058
Termination in Connection with Change in Control	597,935	9,423		28,635	540	636,533
Death		9,423	100,000	28,635		138,058
Disability		9,423		28,635		38,058
R. Scott Racusin
Voluntary Termination or Retirement		6,923		2,365		9,288
Involuntary Termination (other than For Cause)		6,923		2,365		9,288
Involuntary Termination ( For Cause)		6,923		2,365		9,288
Termination in Connection with Change in Control	499,616	6,923		2,365	14,080	522,984
Death		6,923	100,000	2,365		109,288
Disability		6,923		2,365		9,288
D. Linn Wiley
Voluntary Termination or Retirement		—		158,815		158,815
Involuntary Termination (other than For Cause)		—		158,815		158,815
Involuntary Termination ( For Cause)		—		158,815		158,815
Termination in Connection with Change in Control	2,191,462	—		158,815	27,225	2,377,502
Death		—	100,000	158,815		258,815
Disability		—		158,815		158,815

(1)	This column includes 2 times salary plus 2 times the average of the last two years’ bonus

Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. For information concerning certain related transactions with John Borba, see “Certain Relationships and Related Transactions.”
Certain Relationships and Related Transactions
     Some of the directors and executive officers of CVB Financial Corp. and associates of them were customers of, and had loans and commitments with Citizens Business Bank and its subsidiary in the ordinary course of its business during 2006, and we expect such transactions will continue in the future. All of these loans and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and comply with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectibility or present other unfavorable features.
     Mr. Steven Borba, son of director John Borba, is employed by Citizens Business Bank as a non-executive officer. For 2006, his salary and bonus was $114,014. He also received 1,100 options in June 2006 and is eligible for all other benefits offered to all employees.
Policies and Procedures for Approving Related Person Transactions
     In December 2006, the Board of Directors adopted a Related Person Transaction Policy which prescribes policies and procedures for approving a “Related Person Transaction.” The term “Related Person Transaction” is defined as a transaction arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any Related Person had, has or will have a direct or indirect interest. “Related Person” is defined as:
•	any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or executive officer of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;

•	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

     The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectibility or present other unfavorable features, and (d) is otherwise made pursuant to CVB Financial Corp.’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Person Transaction Policy.
     The Board has delegated to the Audit Committee the responsibility of reviewing and approving Related Person Transactions. In evaluating Related Person Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including:
•	the benefits to CVB Financial Corp.;

•	the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.
     No member of the Audit Committee may participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair may approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.
     In the event CVB Financial Corp.’s Chief Executive Officer or Chief Financial Officer becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, and the Committee or Chair will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Person Transaction; and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.

Did Directors and Officers Comply with Their Section 16(a) Beneficial Ownership Reporting Compliance Requirements in 2006?
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp.’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.
     Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2006, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.
THE BOARD RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES FOR DIRECTOR.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS
     We have appointed McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2007. The Audit Committee appoints our independent auditors. McGladrey & Pullen, LLP who performed our audit services for the year ended 2006, including an examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as our accountants since June 15, 2004. McGladrey & Pullen, LLP has provided audit services at customary rates and terms. Between 1986 and April 30, 2004, Deloitte & Touche, LLP were our auditors.
Principal Auditors and Fees
     The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by McGladrey & Pullen, LLP, who acted as our independent registered public accountants for the fiscal years ended December 31, 2005 and 2006 were as follows:

	2005	2006
Audit Fees (1)	$390,000	$425,000
Audit Related Fees (2)	$16,000	$4,000
Tax Fees (3)	$87,000	$67,000
All Other Fees	$0	$0

Total	$493,000	$496,000

(1)	Audit fees consisted of fees for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting and review of financial statements included in CVB Financial Corp.’s quarterly reports. These include estimated costs to complete the integrated audit for the years ended December 31, 2006 and 2005.

(2)	Audit-related fees consisted of fees billed for professional assurance and related services other than those noted in footnote (1) above, including services rendered in connection with acquisitions or other accounting matters.

(3)	Tax fees consisted of fees billed for the preparation of federal and state income tax returns, including tax planning and tax advice.
     The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit services provided by McGladrey & Pullen, LLP were pre-approved by our committee. The Audit Committee has granted general pre-approval for certain audit, audit related and tax services. If the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. If any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee including the reasons why the proposed service is consistent with the Securities and Exchange Commission’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation which will be provided to the Audit Committee, regarding the specific services to be provided.
     The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
     The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the independence of McGladrey & Pullen, LLP.
     Representatives of McGladrey & Pullen, LLP will be present at the meeting. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, LLP AS CVB FINANCIAL CORP.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007.
ANNUAL REPORT
     Together with this Proxy Statement, CVB Financial Corp. has distributed to each of its shareholders our Annual Report on Form 10-K for the year ended December 31, 2006, which includes the consolidated financial statements of CVB Financial Corp. and its subsidiaries and the report thereon of McGladrey & Pullen, LLP, CVB Financial Corp.’s independent registered public accountants. If you did not receive the Form 10-K (or would like another copy), we will send it to you without charge.
     The Annual Report on Form 10-K includes a list of exhibits filed with the Securities and Exchange Commission, but the Form 10-K we have delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please write to:
Myrna DiSanto, Secretary
CVB Financial Corp.
701 North Haven Avenue, Suite 350
Ontario, California 91764
     In addition, the Securities and Exchange Commission maintains an internet site at http://www.sec.gov that contains information we file with them.
PROPOSALS OF SHAREHOLDERS
     If you wish to submit a proposal for consideration at our 2008 Annual Meeting of Shareholders, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal no later than December 14, 2007.
     For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) CVB Financial Corp. receives notice of the proposal before the close of business on February 27, 2008 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior the close of business on February 27, 2008.
     Notices of intention to present proposals at the 2008 Annual Meeting of Shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

Dated: April 11, 2007	CVB FINANCIAL CORP.
/s/ Christopher D. Myers
Christopher D. Myers
President and Chief Executive Officer

( Side 1 of Card)
CVB FINANCIAL CORP.
REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 16, 2007
THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY
     I/we hereby nominate, constitute and appoint John A. Borba, Robert M. Jacoby and James C. Seley, and each of them, their attorneys, agents and proxies, with full powers of substitution to each, to attend and act as proxy or proxies at the 2007 Annual Meeting of Shareholders of CVB FINANCIAL CORP. which will be held at the Ontario Convention Center, 2000 Convention Center Way, Ontario, California 91764, on Wednesday, May 16, 2007, at 7:00 p.m., and at any and all postponements or adjournments thereof, and to vote as I/we have indicated the number of shares which I/we, if personally present, would be entitled to vote.
     Nominees:    George A. Borba, John A. Borba, Ronald O. Kruse, Robert M. Jacoby, C.P.A., Christopher D. Myers, James C. Seley, San E. Vaccaro and D. Linn Wiley.
     1. ELECTION OF DIRECTORS.
☐	FOR all nominees listed above (except as indicated to the contrary below). Discretionary authority to cumulate votes is granted to the Board.

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.
           INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee(s), strike that nominee’s(s’) name from the list above.

     2. RATIFICATION OF APPOINTMENT OF MCGLADREY & PULLEN, LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2007.
☐	FOR

☐	AGAINST

☐	ABSTAIN
     3. OTHER BUSINESS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting and at any and all adjournments thereof. If any other matter is presented, your proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting.
PLEASE SIGN AND DATE ON REVERSE SIDE

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(Side 2 of Card)
PLEASE SIGN AND DATE BELOW
     I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I/we acknowledge receipt of the Notice of Annual Meeting and the Proxy Statement which accompanies the notice.

Dated:	, 2007

Signed:

Signed:

     Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should give their full titles.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP.

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